GEOVAX INC. - MARK REYNOLDS
EMPLOYMENT AGREEMENT
1 OCTOBER 2006

This EMPLOYMENT AGREEMENT (the "Agreement") by and between GeoVax Inc., a Georgia Corporation ("Company"), and MARK REYNOLDS ("Employee"; and with the Company, collectively, the "Parties"), is entered into and effective as of:
1 OCTOBER 2006 (the "Effective Date”). The actual start date is to be mutually agreed.

Employee will serve as CFO and SECRETARY of the Company. The Company and Employee desire that Employee be employed by the Company in the above capacity under the terms of this Agreement. Therefore, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

1.    Employment; Duties. Employee is hereby employed by the Company under the terms of this Agreement, and Employee accepts such employment. Employee shall serve in the position defined above and shall perform the following duties (“Employees Duties”): such duties as are customary for someone in that position and duties that may be reasonably assigned from time to time by the President and CEO and in the absence of the President/CEO, the Company’s Board of Directors (BOD]. Primary duties include but are not limited to: specified corporate functions, coordination/management/reporting of all financial affairs of the Company such as preparing and maintaining accounting records in compliance with GAAP [monthly/quarterly/annual], SEC 10Q and 10K filings, other SEC filings as required and other activities inclusive of business contracts/payroll and any other activities that may be assigned or required from time to time. Employee will be requested to attend all Stockholder and Board of Directors meetings performing such functions as financial reporting and preparation of meeting minutes/reports. It is understood and agreed that employee shall have full visibility to all corporate agreements, contracts and related transactions. Corporate Directors and Officers Liability Insurance [D&O] coverage will be provided.

2.    Term of Agreement. Theterm of Employee’s employment under this Agreement commences on or about 1 October 2006 and shall end upon the termination of Employee’s employment with the Company as provided herein. The Company may terminate this Agreement upon at least 60 days prior written notice to Employee, and such termination shall be effective on the termination date described in such notice (or such earlier time as the Company and Employee may agree). Notwithstanding the foregoing, the termination of this Agreement shall not terminate the Company’s obligation to make any payments to Employee for services performed and expenses incurred prior to the date of such termination, or as set forth below; and shall not terminate Employee’s obligations under Section 14, 15 and 16 below.

3.    Base Salary. The Company shall pay Employee $750 per month base retainer plus an hourly rate of $135 for time worked. Performance and salary reviews are at the discretion of the President/CEO or Board of Directors and may occur more often than annually in line with job responsibility changes.

4.    Performance Reviews. Performance reviews will be conducted at least annually by the President/CEO.

5.    Annual Bonus Potential. An annual fiscal year bonus will be considered and recommended, if appropriate, by the President/CEO and must be BOD approved. The actual amount shall be at the discretion of the President/BOD based on Employee’s and the Company’s performance and achievement.

6.    Equity Stock Incentive. The Company [upon convening the next BOD meeting addressing stock options] shall consider the grant of stock options to Employee under the Company’s then current stock option plan. These options would allow employee the right to purchase shares of the Company’s common stock at an exercise price per share yet to be determined. The options will have an expiration date and vesting schedule which will be fixed by the Board.

7.    Moving Expenses. N/A

8.    Temporary Living Expense. N/A

9.    Travel Expenses. The Company shall reimburse Employee for usual and customary business travel expenses reasonably incurred in the performance of Employee’s Duties, based on receipted expense reports, including $0.40 per mile for all general business use of personal auto. Employee will use best efforts to minimize all travel and travel expenses and use alternative less expensive forms of travel when possible.

10.     Other Business Expenses. N/A

11.     Benefits. Employee will be entitled to the following benefits in line with the company’s ongoing benefits program administered through an HR employment agency [Administaff Inc.] or other company selected benefits administrator. Benefit details [Full Time employee] are provided in an information packet available from the Company. Payments as part of hourly based Consulting compensation for special company work may be paid directly by the company.

a.    Life Insurance Benefits: $50,000 in term life insurance. Additional insurance is available through the HR agency. [Full Time Only]

b.    Long-Term Disability Insurance: As provided [Full Time Only]

c.    Medical & Dental Insurance  As provided  [Full Time Only]

d.    Vacation: Three (3) weeks paid vacation. [Full Time Only]

e.    Holidays: Nine (9) paid holidays. [Full Time Only]

f.    Retirement Plan: a Company 401(k) Retirement Plan that allows Employee to contribute up to 15% of salary on a pre-tax basis up to a maximum as prescribed under federal law. Employer matching and/or profit contribution will be at the discretion of the Company and approved annually by the Board. Company matching is currently $0.25 for each $1.00 of employee 401(k) contribution up to a maximum. [See Plan for details] [Full Time Only]

12.    Termination Provision---Non Voluntary

a.   With Cause. If Employee is terminated with cause, Employee’s employment, compensation and benefits will terminate immediately (unless otherwise provided by law), and Employee shall not receive any severance payments.

b.   Without Cause. If Employee is terminated without cause, Employee must be given 30 days notice, and his salary will continue to be paid for 1 week for each full year of service.

13.    Termination Provision---Voluntary. Employee may voluntarily terminate his employment on 60 day written notice to the Company, and Employee’s employment, compensation and benefits will terminate on the effective date of termination (unless otherwise provided by law), and Employee shall not receive any severance payments.

14.       Record Keeping and Payment. Employee shall keep and file with the Company an expense report for all business expenses for which Employee seeks reimbursement, and Employee shall be reimbursed for such documented business expenses within thirty (30) days of submitting a request for reimbursement.

15.       Restrictive Covenants. Employee acknowledges that the restrictions contained herein are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon his right to work or earn a living after his employment with the Company ends. The restrictions imposed herein shall apply during Employee’s employment with the Company and, except for the longer period specified below for the protection of Trade Secrets, thereafter for a period of two (2) years after the termination of employment for any reason (the “Restricted Period”).

a.   Trade Secrets and Confidential Information. Employee represents and warrants that: (i) he is not subject to any agreement that would prevent him from performing Employ ee’s Duties for the Company or otherwise complying with this Agreement, and (ii) he is not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
Employee agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information (as defined below), except as authorized by the Company; (ii) or during his employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by him during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon his resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in his possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s consent. Notwithstanding the above, such information may be disclosed to authorized representatives of the US government in federal grant applications and to third parties in connection with licensing, financing and other commercial agreements, in each case to the extent the failure to provide such information would materially prejudice the Company’s ability to secure the grant or enter into the desired commercial relationship, and provided that in each case Employee uses his best efforts to cause the person(s) receiving such information to protect its confidentiality and limit its use, including securing a written confidentiality agreement where possible.

The obligations under this subsection 15.a shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period.

b.   “Confidential Information” means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

c.   “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

d.   Non-Solicitation of Customers and Business Partners. During the Restricted Period, Employee will not solicit any customer of the Company, or any for-profit or not-for-profit enterprise in a commercial or research relationship with the Company, on his own behalf or on behalf of any other person or entity, for the purpose of providing any goods or services competitive with the business of the Company as described in the Company’s Business Plan or thereafter (the “Business”), or for the purpose of diverting the benefits of any such relationship away from the Company. The restrictions set forth in this Section apply only to the customers and enterprises with whom Employee had interaction (i) in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (ii) which occurs during the last year of Employee’s employment with the Company (or during his employment if employed less than a year).

e.   Non-Recruitment of Employees. During the Restricted Period, Employee will not, directly or indirectly, solicit, recruit or induce any employee of the Company or any affiliate of the Company either to terminate his or her employment relationship with the Company, or work for any other person or entity engaged in a business like the Business.

16.       Work Product. Employee’s Duties may include creation of inventions in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product (as defined below) shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, Employee assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assigns, all future Work Product to the Company.

The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, Employee will perform, during or after his employment with the Company, any acts to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. Employee will provide the Company with a written description of any Work Product in which he is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product.

"Work Product" means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by Employee while employed by the Company and that either (i) is created within the scope of his employment, (ii) is based on, results from, or is suggested by any work performed within the scope of his employment, (iii) is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iv) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

17.       Arbitration.

a.  Any controversy, claim or dispute arising from, out of or relating to this Agreement, or any breach thereof, including but not limited to any dispute concerning the scope of this arbitration clause, claims based in tort or contract, claims for discrimination under federal, state or local law, and/ or claims for violation of any federal, state or local law (any such controversy, claim or dispute being referred to herein as a “Claim”) shall be resolved in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Such arbitration shall take place in Atlanta, Georgia. The arbitrator’s award shall be final and binding upon both parties.

b.  A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when an institution of legal and/or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and shall have the right to subpoena witnesses and documents for the arbitration hearing. The arbitrator shall be experienced in employment arbitration and licensed to practice law in the state of Georgia. The arbitrator shall have the authority to hear and grant a motion to dismiss and/ or motion for summary judgment, applying the standards governing such motions under the Federal Rules of Civil Procedure.

c.  Except as otherwise awarded by the arbitrator, each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with presenting its Claim or defense. To the extent permitted by law, the prevailing party shall be entitled to receive, in addition to all other relief, payment of all expenses of litigation and arbitration, including attorney’s fees.

d.  The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ Donald Hildebrand	/s/ Mark Reynolds
For the Company	Employee

18.       Miscellaneous. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing signed by both Parties. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, consolidation, or sale of a majority of the Company's assets. Employee shall not have the right to assign Employee’s rights or obligations under this Agreement, except as permitted under the laws of descent and distribution. The laws of the State of Georgia shall govern this Agreement.

The Parties hereto have executed this Agreement as of the day and year first written below.

GEOVAX, INC.

By:	/s/ Donald Hildebrand	Date:October 1, 2006
Donald Hildebrand ---- President/CEO

EMPLOYEE:
By:	/s/ Mark Reynolds	Date:October 1, 2006
Mark Reynolds